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EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Registration Statement of Graphic Packaging Corporation (the "Company") (formerly Riverwood Holding, Inc.) on Form S-8 of our report dated February 15, 2002, April 10, 2003 as to the effect of the restatement referred to in the fifth paragraph of such report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the change in the method of accounting for derivative instruments and hedging activities and (ii) the restatement of the 2001 consolidated financial statements), relating to the consolidated financial statements of the Company for the year ended December 31, 2001 appearing in the Annual Report on Form 10-K of Graphic Packaging Corporation for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
May 19, 2004

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INDEPENDENT AUDITORS' CONSENT